Exhibit 10.1

BLUE OWL CAPITAL, INC.

AMENDMENT NO. 1 TO 2021 OMNIBUS EQUITY INCENTIVE PLAN

THIS OMNIBUS AMENDMENT (this “Amendment”) is made and effective as of October 22, 2021, to the Blue Owl Capital, Inc. (the “Company” ) 2021 Omnibus Equity Incentive Plan (the “Plan”)

R E C I T A L S:

WHEREAS, the Company previously adopted the Plan as of May 19, 2021 in order to provide an additional incentive to selected employees, directors and other service providers of the Company and its Subsidiaries or Affiliates (as defined in the Plan), whose contributions are integral to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company; and

WHEREAS, the Company desire to amend the Plan with respect to the calculation of the Share Limit (as defined in the Plan), for purposes thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment of the Plan.

a.	The first two sentences of Section 4(a) of the Plan will be amended and restated in their entirety as follows:

“Subject to Section 5 and Section 10(b) hereof, the aggregate number of Shares that may be issued or delivered with respect to Awards granted under the Plan shall not exceed 101,230,522 Shares, which number is subject to adjustment as provided herein (the “Share Limit”), all of which may be issued pursuant to the exercise of ISOs. Subject to Section 10(b) hereof, any Blue Owl Operating Group Units granted under the Plan shall, without duplication, (i) reduce the number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan on a one-for-one basis (i.e., each Blue Owl Operating Group Unit shall be treated as one Class A Share), and (ii) shall be delivered, if applicable, in accordance with the Blue Owl LPAs.”

b.	The following sentence will be added to the end of Section 10(b) of the Plan:

“Each individual Blue Owl Incentive Unit (consisting of one Class P Unit of Blue Owl Holdings (as defined in the Blue Owl Holdings LPA) and one Class P Unit of Blue Owl Carry (as defined in the Blue Owl Carry LPA)), shall be counted against the number of Shares on a 1.25 to one basis for purposes of calculating the Share Limit (i.e., if the remaining number of Shares under the Share Limit was 125, then 100 Class P Units of Blue Owl Holdings and 100 Class P Units of Blue Owl Carry could be issued).”

2.

Miscellaneous. Each reference in the Plan “the Plan,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Plan as amended hereby. Except as specifically set forth above, the Plan shall remain unaltered and in full force and effect and the respective terms, conditions and covenants thereof are hereby in all respects ratified and confirmed. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

*    *    *    *    *

2